Exhibit 99.1

SWS Group, Inc. Reports First Quarter Net Income

of $3.1 Million or 11 Cents per Share

DALLAS, November 2, 2009 – SWS Group, Inc. (NYSE: SWS) today announced net income of $3.1 million, or diluted earnings per share (EPS) of 11 cents, for its fiscal first quarter ended September 25, 2009, compared with net income of $7.0 million, or diluted EPS of 26 cents, for the first quarter of its prior fiscal year. Net revenues (total revenues less interest expense) were $99.5 million compared with $87.8 million in the first fiscal quarter a year ago.

Results for the quarter just ended included a previously announced pre-tax loss of $6.3 million resulting from a clearing correspondent’s unauthorized trading. The prior fiscal year’s first quarter included a $5.4 million pre-tax write-off of a Lehman Brothers counterparty obligation.

“Our businesses are meeting the challenges presented by the current economic environment,” said SWS Group President and CEO Donald W. Hultgren. “While the U.S. government has reported preliminary third quarter GDP growth of 3.5 percent, high unemployment and tight credit markets persist and are continuing to have an impact on our business. Despite these difficulties, the company’s fixed income businesses continue to perform at a high level, and we are beginning to see some stabilization and improvement in our operating environment.”

Net revenues in the first quarter of fiscal 2010 increased by $11.7 million over those reported for the comparable period of the prior fiscal year. The largest components of the increase were commissions, $6.9 million, net gains on principal transactions, $12.1 million, and other revenue, $3.2 million. The increase in commissions was driven primarily by an $8.2 million increase in the

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SWS Group Reports Fiscal First Quarter Net Income of 11 cents per share / 2 institutional segment, as volatility and lack of liquidity resulted in wider spreads and led to increased client activity and higher transaction levels in the taxable fixed income business. This was partially offset by a $1.3 million decrease in commissions in the retail segment, which continued to operate in a difficult market environment. Volatility and wider spreads in fixed income primarily accounted for the increase in net gains on principal transactions. The increase in other revenue resulted primarily from a $1.5 million increase in income earned on deferred compensation investments and a $1.0 million decrease in losses related to the company’s investment in a venture capital fund. These increases were partially offset by an $8.2 million decrease in net interest, which resulted from a 34 percent decline in the average stock loaned balance and a decrease in spreads earned on securities lending balances.

Operating expenses for the first quarter of fiscal 2010 increased $17.5 million over those reported for the first quarter of the prior fiscal year. The largest increases were in commissions and other employee compensation, $9.6 million, and other expenses, $6.9 million. The institutional segment accounted for $9.2 million of the increased expenses in commissions and other employee compensation. The previously mentioned $6.3 million loss resulting from a correspondent’s unauthorized trading accounted for most of the increase in other expenses.

Clearing segment net revenues declined $3.0 million in the first quarter of fiscal 2010 to $5.2 million from $8.2 million in the first quarter of the prior fiscal year, and the segment reported a pre-tax loss of $5.7 million versus pre-tax income of $2.3 million for the same periods. Tickets processed in the first fiscal quarter of 2010 declined significantly as tickets for high-volume trading firms dropped to under 400,000 from 5.4 million in the first quarter of the prior fiscal year. Tickets processed for general securities broker/dealers increased modestly, and the revenue per ticket increased by $3.80 as a result of the changed mix of business. Other expenses for the clearing segment increased $5.2 million, primarily as a result of the previously mentioned $6.3 million loss.

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SWS Group Reports Fiscal First Quarter Net Income of 11 cents per share / 3

Retail segment net revenues decreased $3.6 million in the first quarter of fiscal 2010 to $25.1 million from $28.7 million in the first quarter of the prior fiscal year. The retail segment recorded a $1.0 million pre-tax loss for the first quarter of fiscal 2010 compared with $1.5 million in pre-tax income in the first quarter of fiscal 2009. The decline in retail segment revenues resulted from a $1.7 million reduction in private client group commission revenues and a $1.1 million reduction in fees as a result of the closure of Tower Asset Management, LLC. Total customer assets were $12.7 billion at September 25, 2009 compared with $10.8 billion a year earlier. Retail operating expenses declined $1.2 million from the prior year’s first quarter, primarily as a result of an 8 percent decrease in commission expense, the main component of operating expenses in the retail segment.

Institutional segment net revenues increased $11.1 million in the first quarter of fiscal 2010 to $49.1 million from $38.1 million in the comparable period of the prior fiscal year. The institutional segment also increased pre-tax income by $5.5 million to $17.8 million in the first fiscal quarter of 2010 from $12.3 million a year ago. Institutional segment commissions increased $8.2 million in the first quarter of fiscal 2010 compared with the same period of the prior fiscal year, while net gains on principal transactions increased $12.2 million to $14.7 million from $2.4 million a year ago. Institutional segment operating expenses increased $5.5 million year over year, primarily because higher revenues resulted in increased commission expense.

Banking segment net revenues increased $4.0 million in the first quarter of fiscal 2010 to $19.3 million from $15.3 million in the first quarter of the prior fiscal year, while pre-tax income declined to $3.0 million from $4.5 million. The bank’s net interest revenue increased to $18.0 million in the first quarter of fiscal 2010 from $14.7 million in the same period a year ago, as loan volume increased and the cost of funds declined. Banking segment operating expenses increased to $16.3 million from $10.8 million in a comparison of year-to-year first quarters. An increase in the bank’s loan loss provision and real estate owned provision of $3.8 million and $1.4 million, respectively, along with costs associated with maintaining real estate and other foreclosed property accounted for most of the rise in operating expenses.

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SWS Group Reports Fiscal First Quarter Net Income of 11 cents per share / 4

The bank has seen some stabilization in its residential construction loan portfolio; however, that improvement has been offset by continued deterioration in commercial real estate loans. The bank’s management expects overall non-performing assets to stabilize over the next few quarters but remain at historically high levels for some time. The allowance for loan losses increased to $16.9 million at September 30, 2009 from $14.7 million at June 30, 2009. The allowance represents 1.44 percent of loans held for investment at September 30, 2009, up from 1.28 percent at June 30, 2009 and 0.77 percent at September 30, 2008.

SWS Group, Inc. is a Dallas-based financial services holding company offering a broad range of services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol, SWS. Subsidiaries include Southwest Securities, Inc, SWS Financial Services, Inc., and Southwest Securities, FSB.

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

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SWS Group Reports Fiscal First Quarter Net Income of 11 cents per share / 5

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income Three Months Ended
	Sept. 25, 2009	Sept. 26, 2008	Sept. 25, 2009	Sept. 26, 2008
Clearing	$5,156	$8,176	$(5,688)	$2,272
Retail	25,075	28,714	(997)	1,491
Institutional	49,148	38,095	17,826	12,310
Bank	19,302	15,327	2,968	4,548
Other consolidated entities	772	(2,544)	(9,132)	(9,828)

Consolidated	$99,453	$87,768	$4,977	$10,793

FINANCIAL TABLES FOLLOW

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SWS Group Reports Fiscal First Quarter Net Income of 11 cents per share / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

September 25, 2009 and June 26, 2009

(In thousands, except par values and share amounts)

	September 25, 2009	June 26, 2009
	(Unaudited)
Assets
Cash and cash equivalents	$142,793	$96,253
Assets segregated for regulatory purposes	300,405	313,153
Receivable from brokers, dealers and clearing organizations	1,927,649	1,892,739
Receivable from clients, net of allowances	187,671	158,032
Loans held for sale	235,325	262,780
Loans, net	1,157,117	1,138,602
Securities owned, at market value	202,230	175,030
Securities purchased under agreements to resell	—	21,622
Goodwill	7,552	7,552
Marketable equity securities available for sale	1,139	4,094
Other assets	138,373	129,182

Total assets	$4,300,254	$4,199,039

Liabilities and Stockholders’ Equity
Short-term borrowings	$38,000	$10,000
Payable to brokers, dealers and clearing organizations	1,844,067	1,853,544
Payable to clients	463,375	426,300
Deposits	1,337,161	1,292,366
Securities sold under agreements to repurchase	—	4,462
Securities sold, not yet purchased, at market value	74,694	53,236
Drafts payable	24,104	27,457
Advances from Federal Home Loan Bank	115,850	117,492
Other liabilities	61,825	73,825

Total liabilities	3,959,076	3,858,682

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,309,139 and outstanding 27,371,943 shares at September 25, 2009; issued 28,309,139 and outstanding 27,262,923 shares at June 26, 2009	2,831	2,831
Additional paid-in capital	270,232	271,131
Retained earnings	76,540	75,918
Accumulated other comprehensive income – unrealized holding gain, net of tax	134	180
Deferred compensation, net	2,849	2,639
Treasury stock (937,196 shares at September 25, 2009 and 1,046,216 shares at June 26, 2009, at cost)	(11,408)	(12,342)

Total stockholders’ equity	341,178	340,357

Total liabilities and stockholders’ equity	$4,300,254	$4,199,039

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SWS Group Reports Fiscal First Quarter Net Income of 11 cents per share / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three months ended September 25, 2009 and September 26, 2008

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended September 25, 2009	Three Months Ended September 26, 2008

Revenues:
Net revenues from clearing operations	$2,626	$3,296
Commissions	42,612	35,745
Interest	41,437	66,780
Investment banking, advisory and administrative fees	9,270	10,924
Net gains on principal transactions	14,819	2,704
Other	6,121	2,899

Total revenue	116,885	122,348

Interest expense	17,432	34,580

Net revenues	99,453	87,768

Non-Interest Expenses:
Commissions and other employee compensation	62,026	52,411
Occupancy, equipment and computer service costs	8,390	7,740
Communications	3,248	3,161
Floor brokerage and clearing organization charges	959	917
Advertising and promotional	1,005	799
Other	18,848	11,947

Total non-interest expenses	94,476	76,975

Income before income tax expense	4,977	10,793
Income tax expense	1,892	3,770

Net income	3,085	7,023
Net loss recognized in other comprehensive income	(46)	(868)

Comprehensive income	$3,039	$6,155

Earnings per share – basic
Net income	$0.11	$0.26

Weighted average shares outstanding – basic	27,151,162	27,022,556

Earnings per share – diluted
Net income	$0.11	$0.26

Weighted average shares outstanding – diluted	27,264,710	27,198,585

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335 jbowman@swst.com